CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2020, relating to the financial statements and financial highlights of of Centre American Select Equity Fund and Centre Global Infrastructure Fund, each a series of Centre Funds, for the year ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Management and Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 27, 2021